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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated February 15, 2001, relating to the financial statements and financial highlights of MONY Series Fund, Inc., which appear in such Registration Statement. We also consent to the references to us under the heading "Independent Accountants" in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 17, 2001